Exhibit 99

ViacomCBS To Transition Leadership of CBS to George Cheeks from Joe Ianniello

Cheeks to serve as President and CEO of CBS Entertainment Group

Industry veteran brings a strong track record of success across business and creative operations

NEW YORK, NY, January 31, 2020 –– ViacomCBS Inc. (NASDAQ: VIACA, VIAC) (“ViacomCBS”) today announced that George Cheeks has been appointed President and CEO of CBS Entertainment Group, effective March 23, 2020. He succeeds Joe Ianniello, Chairman and CEO of CBS, who will be leaving the Company. Ianniello will work with the Company to ensure a smooth transition.

Cheeks joins ViacomCBS from NBCUniversal, where he most recently served as Vice Chairman, NBCUniversal Content Studios. In his new role, Cheeks will lead CBS-branded assets, including CBS Television Network, which encompasses CBS Entertainment, CBS News and CBS Sports, CBS Television Studios and CBS Television Stations and CBS’ first-run syndication business. He will also partner with the ViacomCBS digital organization on the CBS-branded digital assets, including CBS All Access. Cheeks will report to Bob Bakish, President and CEO of ViacomCBS.

“I am thrilled to welcome George back to the family at this exciting moment for ViacomCBS,” said Bakish. “Throughout his career, George has built broad experience in broadcast and studio operations and brings a unique mix of skills – combining deep commercial expertise and industry relationships with strong creative and programming capabilities. With his finger on the pulse of culture and change and his strong grasp of strategy, brands, audiences and content monetization, George will help CBS build on its position as the most-watched broadcast network and drive results across the entire CBS portfolio.

Bakish continued: “I’m grateful to Joe for his many contributions to CBS and for the meaningful role he has played in bringing the CBS and Viacom teams together. Thanks in no small part to his efforts, the CBS brand has a strong and loyal following across a variety of platforms – positioning it well for this important next chapter. The Board and I wish Joe every success in his future endeavors.”

“I am very pleased to be able to leave CBS well positioned for long-term success,” said Joe Ianniello. “Throughout my 22-year tenure I have always said that the quality and integrity of the people of CBS are what make it great. We have extraordinary employees at all levels of this organization, and I couldn’t be prouder of how they do their jobs day in and day out. Working with Bob, I now look forward to ensuring a smooth transition to the next phase of leadership of CBS, so that the Eye can continue to thrive, just as it has for so long.”

George Cheeks said: “I am incredibly honored to join the stellar CBS team and help lead these incredible brands forward. From news to sports to entertainment, CBS sets the standard, and I look forward to building on this tremendous foundation as we find new and innovative ways to deliver CBS to audiences worldwide.”

During his time as President and Acting CEO, Ianniello successfully grew CBS Corporation into a global multiplatform premium content company. Prior to that, Ianniello served as the Chief Operating Officer since 2013, and was responsible for establishing and executing Company strategy across all businesses. In addition, he developed and spearheaded the Company’s monetization strategy across platforms, including retransmission consent fees and reverse compensation from local television station affiliates, as well as the licensing of the CBS Corporation content around the world for digital streaming and broadband services. He also oversaw the launch of CBS All Access, CBS’ digital subscription video on-demand and live streaming service, as well as Showtime’s “over-the-top” streaming service, which together became one of the Company’s fastest growing initiatives. He led the Company’s acquisition of Network 10 in Australia and the split-off of CBS Radio through a merger with Entercom. In addition, he led the conversion of CBS Outdoor into a real-estate investment trust, marking a first for an outdoor advertising business.

Cheeks is a media and entertainment industry veteran with more than 25 years of experience. As Vice Chairman, NBCUniversal Content Studios, he helped run NBCUniversal’s television studios. Previously, he served as Co-Chairman of NBC Entertainment, where he was jointly responsible for the network’s primetime, late night and scripted daytime programming – including business affairs, marketing, communications, scheduling, West Coast research and digital operations and first-run syndication.

Prior to joining NBC in 2012, Cheeks served as EVP, Business Affairs and General Counsel for Viacom Music and Entertainment Group, while also serving as Head of Standards and Practices for Viacom Media. Before that, he served in legal roles at Nickelodeon, MTV, CMT and LOGO. Earlier in his career, he held positions at Castle Rock Entertainment and the law firms Loeb & Loeb and Hansen, Jacobson, Teller, Hoberman, Newman, Warren & Richman. He has a bachelor’s degree from Yale University, Phi Beta Kappa, and a law degree from Harvard Law School.

About ViacomCBS

ViacomCBS (NASDAQ: VIAC; VIACA) is a leading global media and entertainment company that creates premium content and experiences for audiences worldwide. Driven by iconic consumer brands, its portfolio includes CBS, Showtime Networks, Paramount Pictures, Nickelodeon, MTV, Comedy Central, BET, CBS All Access, Pluto

TV and Simon & Schuster, among others. The company delivers the largest share of the U.S. television audience and boasts one of the industry’s most important and extensive libraries of TV and film titles. In addition to offering innovative streaming services and digital video products, ViacomCBS provides powerful capabilities in production, distribution and advertising solutions for partners on five continents.

For more information about ViacomCBS, please visit www.viacbs.com and follow @ViacomCBS on social platforms.

Media Contacts

Justin Dini
Senior Vice President, Corporate Communications, ViacomCBS
(212) 846-2724
Justin.dini@viacbs.com

Dana McClintock
Executive Vice President, Chief Communications Officer, CBS
(212) 975-1077
dlmcclintock@cbs.com
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